Exhibit 99.1

news release
CTS CORPORATION Elkhart, Indiana 46514 ● 574-523-3800

July 1, 2015
FOR RELEASE:  Immediately

RAJEEB NATH JOINS CTS AS VICE PRESIDENT & GENERAL MANAGER SENSORS AND MECHATRONICS

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced the appointment of Rajeeb Nath (50) as Vice President and General Manager, Sensors and Mechatronics business unit.   Mr. Nath will focus on driving growth as CTS repositions its product portfolio around products that sense, connect and move.
With over 24 years of experience in the automotive electronics industry, Mr. Nath comes to CTS from Magna Electronics, where he led the growth of its Driver Assistance Systems global product line from a start-up to an industry leading position.  Prior to Magna, Mr. Nath held leadership positions at Visteon Corporation and Ford in product development for Powertrain Electronics and Instrument Clusters.
Mr. Nath received a B.S. in Electrical Engineering from the University of Illinois and a M.S. in Engineering Management from Stanford University.
“Rajeeb’s global experience, extensive automotive knowledge and strong leadership will advance our strategic growth plans as we continue to enhance our product portfolio. We are very pleased to welcome Rajeeb to the CTS team.” said Kieran O’Sullivan, CEO.  Mr. O’Sullivan further commented, “I want to thank Tony Urban, who is leaving to pursue other interests, for his commitment in driving business changes at CTS, advancing partnerships with our key customers and ensuring an effective leadership transition to Rajeeb.”

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors to OEMs in the automotive, communications, medical, defense and aerospace, industrial and computer markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol “CTS.”

Contact:	Ashish Agrawal, Vice President and Chief Financial Officer
CTS Corporation, 1142 West Beardsley Avenue, Elkhart, IN 46514
Telephone: 574-523-3800